Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Suzano Papel e Celulose S.A.

We consent to the use of our report dated May 16, 2018, with respect to the consolidated balance sheet of Suzano Papel e Celulose S.A. as of December 31, 2016 and the related consolidated statements of income/(loss), comprehensive income/(loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

São Paulo, Brazil

August 13, 2018